EXHIBIT 99.1

Western Midstream Announces First-Quarter 2026 Results
•Reported first-quarter 2026 Net income attributable to limited partners of $342.4 million, generating record first-quarter Adjusted EBITDA(1) of $683.1 million, which represents a 15-percent increase compared to the prior-year period, and first-quarter Distributable Cash Flow(1) of $508.9 million.
•Reported first-quarter 2026 Cash flows provided by operating activities of $469.9 million, generating first-quarter Free Cash Flow(1) of $242.3 million.
•Announced a first-quarter distribution of $0.930 per unit, which is 2.2-percent higher than the prior quarter’s distribution, or $3.72 per unit on an annualized basis, and in-line with prior management commentary.
•Expecting to be towards the high-end of the 2026 Adjusted EBITDA(2) and Distributable Cash Flow(2) guidance ranges of $2.50 billion to $2.70 billion and $1.85 billion to $2.05 billion, respectively, should the current crude-oil and NGLs pricing environment continue.
•Expecting 2026 total capital expenditures(3) to still range between $850.0 million to $1.00 billion.
HOUSTON—(PR NEWSWIRE)—May 6, 2026 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced first-quarter 2026 financial and operating results. Net income (loss) attributable to limited partners for the first quarter of 2026 totaled $342.4 million, or $0.85 per common unit (diluted), with first-quarter 2026 Adjusted EBITDA(1) totaling $683.1 million and Distributable Cash Flow(1) totaling $508.9 million. First-quarter 2026 Cash flows provided by operating activities totaled $469.9 million and first-quarter 2026 Free Cash Flow(1) totaled $242.3 million. First-quarter 2026 capital expenditures(3) totaled $250.5 million.
RECENT HIGHLIGHTS
•Generated record Adjusted EBITDA(1) of $683.1 million, an increase of approximately 7-percent sequentially, driven by a full quarter of contribution from the Aris acquisition and excess natural-gas liquids and higher skim oil volumes at elevated commodity prices.
•Reduced operation and maintenance expense by 7-percent, compared to the first-quarter of 2025,

excluding the Aris acquisition, reflecting continued cost discipline despite increased throughput.
•Gathered record crude-oil and NGLs throughput in the Delaware Basin of 272 MBbls/d, representing a 4-percent sequential-quarter increase and a 6-percent year-over-year increase.
•Achieved record produced-water throughput(4) of 2,795 MBbls/d, representing a 4-percent sequential-quarter increase, and 140-percent year-over-year increase primarily driven by the full quarter contribution from the Aris acquisition.
•Subsequent to quarter-end, retired $440.5 million of senior notes due 2026 with proceeds from the senior notes issued in the fourth quarter of 2025.
•Subsequent to quarter-end, and as announced earlier today, executed an agreement to acquire Brazos Delaware II, LLC (“Brazos”) in the Delaware Basin for a purchase price of approximately $1.6 billion, comprised of $800 million in cash and $800 million in WES common units, with an expected close by the end of the second quarter of 2026.
On May 15, 2026, WES will pay its first-quarter 2026 per-unit distribution of $0.930, or $3.72 on an annualized basis, which represents growth of 2.2-percent over the prior quarter’s distribution. First-quarter 2026 Free Cash Flow(1) after distributions totaled negative $137.4 million.
First-quarter 2026 natural-gas throughput(4) averaged 5.2 Bcf/d, representing a 1-percent sequential-quarter increase. First-quarter 2026 crude-oil and NGLs throughput(4) averaged 521 MBbls/d, representing a 3-percent sequential-quarter increase. First-quarter 2026 produced-water throughput(4) averaged 2,795 MBbls/d, representing a 4-percent sequential-quarter increase.
“WES delivered record Adjusted EBITDA of $683.1 million in the first-quarter of 2026, increasing 7-percent sequentially and 15-percent compared to the prior-year period, which was primarily driven by a full quarter’s contribution from the Aris acquisition, throughput growth across all three products, and successful cost reduction efforts,” commented Oscar K. Brown, President and Chief Executive Officer of WES. “Additionally, our Adjusted Gross Margin in the first quarter benefited as crude-oil prices increased in March. This performance also reflects the results of our efficiency and cost reduction strategies, as this and several other variables came together to produce the strongest quarter in the Partnership’s history.”
“What distinguished Aris among its peers was the quality and structure of its long-term contracts, which include substantial acreage dedications that provide the same fee-based cash flow foundation that defines WES’s broader portfolio, and the ability to create additional value from retained skim oil volumes in a favorable commodity price environment. As crude-oil prices increased in March, we benefited directly through skim oil recoveries on the Aris system and the fixed recovery natural-gas processing contracts we have been deliberately building across our portfolio. Combined with the cost reduction actions executed in 2025, which have materially improved our operating leverage, the earnings power of WES is increasingly evident.”
“The Delaware Basin remains the cornerstone of our growth strategy and the primary driver of our capital allocation. It is the premier operating basin in North America, and WES has built one of the most integrated midstream platforms across crude-oil, natural-gas, and produced-water in an area which will continue to attract producer capital for decades. The sanctioning of the Pathfinder Pipeline and North Loving II, the Aris acquisition, and today’s announcement pertaining to the purchase of Brazos, each reflect that conviction. More than 60-percent of WES’s 2026 Adjusted EBITDA is expected to be generated from the Delaware Basin, and that proportion will only grow as our organic growth projects come online in first and second quarters of 2027.”
“The Brazos acquisition further enhances our Delaware Basin footprint and is in line with WES’s M&A philosophy of making accretive, strategic acquisitions that enhance the value of WES’s existing asset base, provide a diverse set of high-quality customers, and generate strong Free Cash Flow, all while protecting our investment grade credit ratings. The asset is contiguous to our existing footprint, can be efficiently integrated into our system, and provides exposure to additional geologic trends, including the growing Woodford Shale. The transaction is expected to contribute approximately $100 million of incremental Adjusted EBITDA in 2026, assuming a close by the end of the second quarter.”
“Looking ahead, our fee-based contract structures, supported by substantial minimum-volume commitments and acreage dedications, provide durable, protected cash flows across commodity cycles. While we are not currently updating our annual guidance ranges, as we have not yet received formal changes to our producers’ drilling plans for this year, we expect to be towards the high end of both the Adjusted EBITDA and Distributable Cash Flow ranges, without taking into account the impact of the Brazos transaction. This improved outlook is due to increased commercial discussions, the very favorable commodity price environment, and our improving operating leverage due to our successful and ongoing cost competitiveness efforts. With that said, we intend to reevaluate our 2026 guidance ranges in conjunction with our second-quarter results after the scheduled close of the Brazos transaction.”
“All in all, years of hard work that have culminated in multiple quarters of record operational and financial results continue to demonstrate WES’s financial flexibility to consummate accretive M&A, fund its organic growth program, and sustain a balanced capital return program, all while maintaining one of the strongest balance sheets in the midstream sector.”

CONFERENCE CALL TOMORROW AT 9:00 A.M. CT
WES will host a conference call on Thursday, May 7, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first-quarter 2026 results. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A small number of phone lines are available for analysts; individuals should dial 888-880-3330 (Domestic) or 646-357-8766 (International) ten to fifteen minutes before the scheduled conference call time. A replay of the live audio webcast can be accessed on the Partnership’s website at www.westernmidstream.com for one year after the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering, transporting, recycling, treating, and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity-price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.
______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)This release contains certain forward-looking non-GAAP measures such as the Adjusted EBITDA range and Distributable Cash Flow range for year ending December 31, 2026. A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), and a reconciliation of the Distributable Cash Flow range to net income (loss), is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding forward-looking GAAP equivalent for the Adjusted EBITDA or Distributable Cash Flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)Represents total throughput attributable to WES, which excludes (i) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of March 31, 2026, and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
thousands except per-unit amounts	2026	2025
Revenues and other
Service revenues – fee based	$933,302	$823,197
Service revenues – product based	88,767	59,252
Product sales	99,616	34,469
Other	1,894	198
Total revenues and other	1,123,579	917,116
Equity income, net – related parties	14,776	20,435
Operating expenses
Cost of product	102,884	41,492
Operation and maintenance	264,241	226,514
General and administrative	75,150	66,786
Property and other taxes	19,486	17,826
Depreciation and amortization	200,426	170,460
Long-lived asset and other impairments	608	3
Total operating expenses	662,795	523,081
Gain (loss) on divestiture and other, net	(6,367)	(4,667)
Operating income (loss)	469,193	409,803
Interest expense	(113,390)	(97,293)
Other income (expense), net	6,730	7,477
Income (loss) before income taxes	362,533	319,987
Income tax expense (benefit)	3,501	3,435
Net income (loss)	359,032	316,552
Net income (loss) attributable to noncontrolling interests	8,756	7,545
Net income (loss) attributable to Western Midstream Partners, LP	$350,276	$309,007
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$350,276	$309,007
General partner interest in net (income) loss	(7,886)	(7,170)
Limited partners’ interest in net income (loss)	$342,390	$301,837
Net income (loss) per common unit – basic	$0.86	$0.79
Net income (loss) per common unit – diluted	$0.85	$0.79
Weighted-average common units outstanding – basic	399,095	380,986
Weighted-average common units outstanding – diluted	400,569	382,494

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	March 31, 2026	December 31, 2025
Total current assets	$1,539,407	$1,656,941
Net property, plant, and equipment	11,294,693	11,220,908
Other assets	2,090,402	2,120,571
Total assets	$14,924,502	$14,998,420
Total current liabilities	$1,407,157	$1,236,484
Long-term debt	8,194,171	8,195,170
Asset retirement obligations	443,152	427,858
Other liabilities	1,373,032	975,786
Total liabilities	11,417,512	10,835,298
Equity and partners’ capital
Common units (393,775,833 and 408,141,366 units issued and outstanding at March 31, 2026, and December 31, 2025, respectively)	3,361,526	4,016,606
General partner units (9,060,641 units issued and outstanding at March 31, 2026, and December 31, 2025)	4,265	4,624
Noncontrolling interests	141,199	141,892
Total liabilities, equity, and partners’ capital	$14,924,502	$14,998,420

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
thousands	2026	2025
Cash flows from operating activities
Net income (loss)	$359,032	$316,552
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	200,426	170,460
Long-lived asset and other impairments	608	3
(Gain) loss on divestiture and other, net	6,367	4,667
Change in other items, net	(96,530)	39,111
Net cash provided by operating activities	$469,903	$530,793
Cash flows from investing activities
Capital expenditures	$(235,726)	$(142,402)
Contributions to equity investments - related parties	(1,768)	—
Distributions from equity investments in excess of cumulative earnings – related parties	9,889	11,007
Proceeds from the sale of assets to third parties	—	19
(Increase) decrease in materials and supplies inventory and other	(7,272)	(9,414)
Net cash used in investing activities	$(234,877)	$(140,790)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$(132)	$—
Repayments of debt	—	(663,831)
Increase (decrease) in outstanding checks	13,461	(113)
Distributions to Partnership unitholders	(379,675)	(340,996)
Distributions to Chipeta noncontrolling interest owner	(2,117)	—
Distributions to noncontrolling interest owner of WES Operating	(7,332)	(6,949)
Other	(31,227)	(20,131)
Net cash used in financing activities	$(407,022)	$(1,032,020)
Net increase (decrease) in cash and cash equivalents	$(171,996)	$(642,017)
Cash and cash equivalents at beginning of period	819,491	1,090,464
Cash and cash equivalents at end of period	$647,495	$448,447

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted Gross Margin attributable to Western Midstream Partners, LP (“Adjusted Gross Margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA attributable to Western Midstream Partners, LP (“Adjusted EBITDA”) as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) income tax benefit, (v) other income, (vi) other items impacting comparability with WES’s core operating performance, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Distributable Cash Flow as Adjusted EBITDA, less total revenues and other recognized in Adjusted EBITDA in excess of (less than) customer billings; net cash paid for (i) interest expense (net of interest income recorded in other income (expense) and non-cash capitalized interest), (ii) maintenance capital expenditures, (iii) income taxes; and Distributable Cash Flow attributable to noncontrolling interests to the extent such amounts are not excluded from Adjusted EBITDA.
WES defines Free Cash Flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings.
Adjusted Gross Margin, Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow are not defined in GAAP. The GAAP measure that is most directly comparable to Adjusted Gross Margin is gross margin. Net income (loss) and net cash provided by operating activities are the GAAP measures that are most directly comparable to Adjusted EBITDA. The GAAP measure that is most directly comparable to Distributable Cash Flow is net income (loss). The GAAP measure that is most directly comparable to Free Cash Flow is net cash provided by operating activities. Our non-GAAP financial measures (i) should not be considered as alternatives to the comparable GAAP measures or any other measure of financial performance presented in accordance with GAAP, (ii) have important limitations as analytical tools because they exclude some, but not all, items that affect the comparable GAAP measures, (iii) should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, and (iv) may not be comparable to similarly titled measures of other companies in our industry, thereby diminishing their utility as comparative measures.
Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management considers in evaluating our operating results.
The following tables present reconciliations of the GAAP measures to our non-GAAP measures:

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended
thousands	March 31, 2026	December 31, 2025
Reconciliation of Gross margin to Adjusted Gross Margin
Total revenues and other	$1,123,579	$1,031,481
Less:
Cost of product	102,884	71,618
Depreciation and amortization	200,426	197,882
Gross margin	820,269	761,981
Add:
Distributions from equity investments	25,652	27,147
Depreciation and amortization	200,426	197,882
Less:
Reimbursed electricity-related charges recorded as revenues	33,488	31,488
Adjusted Gross Margin attributable to noncontrolling interests (1)	22,204	20,719
Adjusted Gross Margin	$990,655	$934,803

Gross margin
Gross margin for natural-gas assets (2)	$533,518	$506,811
Gross margin for crude-oil and NGLs assets (2)	106,212	91,220
Gross margin for produced-water assets (2)	187,779	170,747
Adjusted Gross Margin
Adjusted Gross Margin for natural-gas assets (3)	$618,809	$599,775
Adjusted Gross Margin for crude-oil and NGLs assets (3)	144,193	129,395
Adjusted Gross Margin for produced-water assets (3)	227,190	205,633
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of March 31, 2026, and December 31, 2025, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization.
(3)Excludes certain corporate-level items.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended
thousands	March 31, 2026	December 31, 2025
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$359,032	$196,269
Add:
Distributions from equity investments	25,652	27,147
Non-cash equity-based compensation expense	10,854	21,386
Interest expense	113,390	105,674
Income tax expense	3,501	7,323
Depreciation and amortization	200,426	197,882
Long-lived asset and other impairments	608	2,509
Other expense	—	17
Less:
Gain (loss) on divestiture and other, net	(6,367)	(3,065)
Equity income, net – related parties	14,776	21,378
Other income	6,734	3,706
Items impacting comparability
Acquisition-related expenses and other, net	(119)	(113,188)
Adjusted EBITDA attributable to noncontrolling interests (1)	15,302	13,794
Adjusted EBITDA	$683,137	$635,582
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$469,903	$557,645
Interest (income) expense, net	113,390	105,674
Accretion and amortization of long-term obligations, net	(882)	(815)
Current income tax expense (benefit)	2,880	5,615
Other (income) expense, net	(6,730)	(3,706)
Distributions from equity investments in excess of cumulative earnings – related parties	9,889	5,391
Changes in assets and liabilities:
Accounts receivable, net	50,226	(16,853)
Accounts and imbalance payables and accrued liabilities, net	28,316	(52,513)
Other items, net	31,328	(64,250)
Acquisition-related expenses	119	113,188
Adjusted EBITDA attributable to noncontrolling interests (1)	(15,302)	(13,794)
Adjusted EBITDA	$683,137	$635,582
Cash flow information
Net cash provided by operating activities	$469,903	$557,645
Net cash used in investing activities	(234,877)	(608,914)
Net cash provided by (used in) financing activities	(407,022)	693,472
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of March 31, 2026, and December 31, 2025, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Distributable Cash Flow

	Three Months Ended
thousands	March 31, 2026	December 31, 2025
Reconciliation of Net income (loss) to Distributable Cash Flow
Net income (loss)	$359,032	$196,269
Add:
Distributions from equity investments	25,652	27,147
Non-cash equity-based compensation expense	10,854	21,386
Income tax expense	3,501	7,323
Depreciation and amortization	200,426	197,882
Long-lived asset and other impairments	608	2,509
Other expense	—	17
Less:
Recognized service revenues - fee based (less than) in excess of customer billings	35,508	(31,627)
Gain (loss) on divestiture and other, net	(6,367)	(3,065)
Equity income, net – related parties	14,776	21,378
Items impacting comparability	(119)	(113,188)
Cash paid for maintenance capital expenditures	27,704	36,276
Capitalized interest	4,306	3,518
Cash paid for (reimbursement of) income taxes	3,449	806
Other income (net of interest income)	(86)	87
Distributable cash flow attributable to noncontrolling interests (1)	11,978	11,715
Distributable cash flow	$508,924	$526,633

Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$683,137	$635,582
Less:
Recognized service revenues - fee based (less than) in excess of customer billings	35,508	(31,627)
Capitalized interest	4,306	3,518
Cash paid for maintenance capital expenditures	27,704	36,276
Cash paid for (reimbursement of) income taxes	3,449	806
Interest expense (net of interest income)	106,570	102,055
Distributable cash flow attributable to noncontrolling interests (1)	(3,324)	(2,079)
Distributable cash flow	$508,924	$526,633

Weighted-average common units outstanding	399,095	400,491
Weighted-average general partner units	9,061	9,061
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of March 31, 2026, and December 31, 2025, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended
thousands	March 31, 2026	December 31, 2025
Reconciliation of Net cash provided by operating activities to Free Cash Flow
Net cash provided by operating activities	$469,903	$557,645
Less:
Capital expenditures	235,726	222,208
Contributions to equity investments – related parties	1,768	—
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	9,889	5,391
Free Cash Flow	$242,298	$340,828
Cash flow information
Net cash provided by operating activities	$469,903	$557,645
Net cash used in investing activities	(234,877)	(608,914)
Net cash provided by (used in) financing activities	(407,022)	693,472

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	430	381	13%
Processing	4,499	4,437	1%
Equity investments (1)	464	525	(12)%
Total throughput	5,393	5,343	1%
Throughput attributable to noncontrolling interests (2)	184	181	2%
Total throughput attributable to WES for natural-gas assets	5,209	5,162	1%
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	429	419	2%
Equity investments (1)	102	99	3%
Total throughput	531	518	3%
Throughput attributable to noncontrolling interests (2)	10	10	—%
Total throughput attributable to WES for crude-oil and NGLs assets	521	508	3%
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	2,848	2,744	4%
Throughput attributable to noncontrolling interests (2)	53	51	4%
Total throughput attributable to WES for produced-water assets	2,795	2,693	4%
Per-Mcf Gross margin for natural-gas assets (3)	$1.10	$1.03	7%
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	2.22	1.91	16%
Per-Bbl Gross margin for produced-water assets (3)	0.73	0.68	7%

Per-Mcf Adjusted Gross Margin for natural-gas assets (4)	$1.32	$1.26	5%
Per-Bbl Adjusted Gross Margin for crude-oil and NGLs assets (4)	3.07	2.77	11%
Per-Bbl Adjusted Gross Margin for produced-water assets (4)	0.90	0.83	8%
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)Includes (i) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of March 31, 2026, and December 31, 2025, and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted Gross Margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Operated
Delaware Basin	2,035	1,974	3%
DJ Basin	1,520	1,530	(1)%
Powder River Basin	396	383	3%
Other	932	931	—%
Total operated throughput for natural-gas assets	4,883	4,818	1%
Non-operated
Equity investments	464	525	(12)%
Other	46	—	—%
Total non-operated throughput for natural-gas assets	510	525	(3)%
Total throughput for natural-gas assets	5,393	5,343	1%
Throughput for crude-oil and NGLs assets (MBbls/d)
Operated
Delaware Basin	272	261	4%
DJ Basin	97	95	2%
Powder River Basin	25	26	(4)%
Other	35	37	(5)%
Total operated throughput for crude-oil and NGLs assets	429	419	2%
Non-operated
Equity investments	102	99	3%
Total non-operated throughput for crude-oil and NGLs assets	102	99	3%
Total throughput for crude-oil and NGLs assets	531	518	3%
Throughput for produced-water assets (MBbls/d)
Operated
Delaware Basin	2,848	2,744	4%
Total operated throughput for produced-water assets	2,848	2,744	4%